Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
nLIGHT, Inc.:

We consent to the use of our report dated February 25, 2022, with respect to the consolidated financial statements of nLIGHT, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon
February 25, 2022